Exhibit 99.2

ShoulderUp Technology Acquisition Corp. Announces Closing of Upsized $300 Million Initial Public Offering

Kennesaw, Ga. – November 19, 2021 – ShoulderUp Technology Acquisition Corp. (the “Company”) announced the closing of its upsized initial public offering of 30,000,000 units at $10.00 per unit, including 3,500,000 units issued pursuant to the exercise in full by the underwriters of their over-allotment option. The units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “SUAC.U”. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, we expect that the Class A common stock and warrants will be listed on the NYSE under the symbols “SUAC” and “SUAC.WS,” respectively.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While the Company may pursue an initial business combination target in any industry, it currently intends to focus its efforts on identifying businesses in the technology and cybersecurity industries, segments where the SPAC’s management, board and advisory teams have unparalleled collective expertise.

Citigroup Global Markets Inc. (“Citigroup”) acted as sole bookrunner and representative of the underwriters and Siebert Williams Shank & Co., LLC and Roberts & Ryan Investments Inc. acted as co-managers of the offering.

This offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Phyllis W. Newhouse

Chief Executive Officer

c/o ShoulderUp Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Telephone: (970) 924-0446

Media Relations

Berns Communications Group

ShoulderUpPR@bcg-pr.com